Exhibit 99.1

SmartRent To Go Public in $2.2 Billion Merger with Fifth Wall Acquisition Corp. I,
Accelerating Growth of Category-Leading Smart Home Technology for the Global Real Estate Industry

●	Includes Oversubscribed $155 Million PIPE Anchored by Leading Real Estate Companies, SmartRent Customers, and Institutional Investors, Including Starwood Capital Group, Lennar, Invitation Homes, Koch Real Estate Investments, Baron Capital Group, D1 Capital Partners L.P., Long Pond Capital, LP, and Conversant Capital LLC

●	SmartRent Expects to be EBITDA Positive by 2022; 80% of the Company’s Revenue Projections for 2021-2022 are from Already Committed Units; Growing Base of Recurring Revenue with Zero Churn since Inception

●	Fifth Wall, the World’s Largest Proptech Investor Managing $2.5 Billion, Will Open Access to Unmatched Distribution Lanes through its 70 Strategic Real Estate LPs from 15 Countries

●	SmartRent Provides Environmentally Sustainable Solutions by Reducing Energy Consumption and Preventing Catastrophic Water Damage for the Real Estate Industry

SCOTTSDALE, AZ. — April 22, 2021 – SmartRent.com, Inc. (“SmartRent”) has entered into a definitive business combination agreement with Fifth Wall Acquisition Corp. I (NASDAQ: FWAA) (“FWAA”), a special purpose acquisition company (SPAC) sponsored by an affiliate of Fifth Wall, the largest venture capital firm focused on the global real estate industry and proptech. Upon the closing of the transaction, the combined company will be publicly traded.

SmartRent: Bringing Accessibility and Efficiency to the Real Estate Industry

SmartRent is the category-leading smart home operating system for residential property owners and managers, homebuilders, home buyers, and residents. Founded in 2017, SmartRent is a proptech company that provides the real estate industry with deeply integrated, brand-agnostic hardware and software solutions.

SmartRent’s IoT operating system enables property owners, operators, and developers to decrease the complexities of property management, lower operating costs, and increase revenue. Before SmartRent, the real estate industry lacked an integrated software management platform that could deliver a smart home experience for real estate operators. Using their breadth and depth of experience as real estate operators, SmartRent’s founding team members pioneered an open-architecture, hardware-agnostic operating system for residential owners while also launching a fully employed national field services team to execute installations for both new construction and retrofitted properties, making SmartRent’s product highly attractive to real estate owners across all property types, segments, and regions.

As a clear industry leader, SmartRent has more residential units installed and states served than all of its competitors combined. In addition, SmartRent intends to leverage Fifth Wall’s investor base of international real estate owners as the company expands into Western Europe, Japan, Southeast Asia, and more.

Sustainability-Minded Owners Value SmartRent

Residential real estate is the nation’s single-largest consumer of electricity and accounts for 21% of total U.S. energy consumption. If all rental buildings adopted SmartRent systems, U.S. energy consumption would decrease by up to 4%. Owners and residents alike value SmartRent’s sustainable model, which saves electricity by rationalizing energy consumption based on property usage, and can also reduce maintenance costs by monitoring for issues such as water leaks. As a result, owners deploying SmartRent technologies can both reduce carbon emissions and prevent catastrophic water leaks and damage to residential assets.

Expected Path to Profitability and Attractive Growth Potential

SmartRent expects to achieve positive EBITDA by 2022. Eighty percent of the company’s unit projections for 2021-2022 come from already committed units.1 It has a growing base of recurring revenue and has seen 0% customer churn since inception. As the largest proptech investor in the world, Fifth Wall intends to support SmartRent’s growth strategy of deepening its relationship and applications with existing customers; pursuing an ambitious global growth strategy with new customers and geographic markets; and evaluating an ongoing M&A strategy.

Having emerged as the category leader in the U.S., SmartRent is the only company among its peers poised to penetrate the multibillion-dollar smart home management market on a global scale across all asset classes in both retrofit and new development. From existing customers alone, SmartRent has an opportunity to generate up to $1.5 billion in annual revenue. The company's targeted market opportunity is larger than that of its competitors, since it is looking at a broader universe of markets that currently lack comparable solutions.

Management Comments

Lucas Haldeman, Founder and CEO of SmartRent, said:

“We started this business as frustrated real estate operators looking for a comprehensive smart home solution. We understood the deficiencies of the enterprise smart home industry and knew that if we could build a fully integrated platform that met the needs of operators and their communities, we would have an impact not just on their business, but on society at large. Today we offer the most robust and deeply integrated platform on the market, validated by its rapid adoption and 100 percent customer retention.”

“SmartRent’s comprehensive platform has a clear technological edge on competitors and significant growth potential; and Fifth Wall, through its extensive investor and partner network, is uniquely positioned to help us expand our capabilities globally.

“Fifth Wall is a trusted investor and visionary. With its track record of supporting and investing in leading proptech companies, the Fifth Wall team understands technology, markets, and real estate—including what the real estate industry will adopt next.”

[1]	“Committed Units” includes both (i) units that are subject to binding purchase orders from customers and (ii) units that existing customers who are parties to a SmartRent master services agreement have informed SmartRent that they intend to order.

Brendan Wallace, CEO of Fifth Wall Acquisition Corp. I, said:

“Alongside Fifth Wall’s strategic LPs in multifamily and homebuilding, as part of its initial investment in SmartRent, Fifth Wall evaluated every company in the smart home ecosystem. It was clear to Fifth Wall that SmartRent has emerged as the category leader in smart home tech, with customers that include 15 of the 20 largest residential owners in the U.S., with a larger install base than all of its competitors combined.

“Through a consistent stream of early investments in category-leading real estate technology companies, Fifth Wall has identified a pattern of technology adoption in the real estate industry that is playing out to SmartRent’s benefit. As an early winner in the eyes of some of the largest national real estate owners, SmartRent has rapidly become the industry standard solution.

“FWAA is also thrilled that some of the largest residential owners, many of whom are investors in Fifth Wall’s funds, have voted so decisively in favor of SmartRent. Starwood Capital Group, Lennar, Invitation Homes, and Koch Real Estate Investments participating as financial investors in this transaction only increases our excitement and confidence in SmartRent.”

PIPE Investor Comments

Barry Sternlicht, Chairman and CEO of Starwood Capital Group, the third largest owner of multifamily units in the U.S., said:

"I've known Lucas since he served as our CTO at Colony Starwood Homes and have been impressed by his leadership, vision and execution. The opportunity to partner with Fifth Wall on this transaction made it all the more compelling. Starwood is excited to anchor the PIPE and look forward to continuing to roll out SmartRent in Starwood Capital Group’s expansive multi-family portfolio.”

Eric Feder, President of LENX, the technology, innovation and investment arm of Lennar, one of the nation’s leading homebuilders, said:

“As one of the nation’s leading homebuilders, with a growing presence in single family and multifamily rental communities, Lennar is deploying SmartRent’s solutions to provide model home tours to prospective homebuyers and renters using Self-Guided Touring technology. As a current investor in Fifth Wall and direct investor in SmartRent, we are delighted to signal our confidence in SmartRent by being a major investor in this transaction's PIPE.”

Dallas Tanner, President and CEO of Invitation Homes, the largest owner of single-family homes in the U.S., said:

"Invitation Homes has begun to roll out SmartRent technology across our portfolio of more than 80,000 homes. We carefully chose SmartRent because we are impressed with their team and believe them to have the best technology in the space. We look forward to continuing to build out the product across our portfolio, and we are equally excited to continue our partnership with Fifth Wall by re-investing in the SmartRent team and technology."

Transaction Overview

The equity value of the combined company is $2.2 billion at the $10.00 per share PIPE subscription price and assuming no public shareholders of FWAA exercise their redemption rights.

The combined company is expected to have up to approximately $513 million in cash at closing, including $345 million of cash held in FWAA from its initial public offering on February 5, 2021 (assuming no redemption requests by FWAA shareholders in connection with the transaction). The transaction is further supported by a $155 million PIPE at $10 per share from leading real estate companies, SmartRent customers, and institutional financial investors, including Starwood Capital Group, Lennar, Invitation Homes, Koch Real Estate Investments, Baron Capital Group, D1 Capital Partners L.P., Long Pond Capital, LP, and Conversant Capital LLC. After the merger, SmartRent’s existing shareholders are expected to own approximately 73% of the pro forma company at close.

SmartRent and FWAA are aligning long-term interests. The founder shares of FWAA’s sponsor are locked up for periods of up to three years. Additionally, we expect that by closing, all of the shares held by SmartRent’s existing shareholders will be subject to a six-month lockup post-closing. No SPAC warrants have been issued, and as a result, shareholders will benefit from less dilution and a simpler capital structure.

The transaction has been unanimously approved by the Boards of Directors of both SmartRent and FWAA. It is expected to close in the third quarter 2021, subject to the satisfaction of customary closing conditions, including the approval of shareholders of both parties.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by FWAA with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as co-financial advisors to SmartRent and DLA Piper LLP (US) is acting as its legal counsel. Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC acted as Lead Placement Agents on the PIPE for Fifth Wall Acquisition Corp. I. Deutsche Bank Securities and Goldman Sachs & Co. LLC are acting as Capital Markets Advisors to Fifth Wall Acquisition Corp. I. Gibson, Dunn & Crutcher LLP is serving as legal counsel to Fifth Wall Acquisition Corp. I, and Moelis & Company LLC is acting as financial advisor to the board of directors of Fifth Wall Acquisition Corp. I. Simpson, Thacher & Bartlett LLP is serving as counsel to the placement agents.

Conference Call, Webcast and Presentation Information

SmartRent and Fifth Wall Acquisition Corp. I will host a joint investor conference call to discuss the proposed transaction today, Thursday, April 22, 2021, at 8:30 A.M. ET. A webcast of the conference call, along with a detailed investor presentation, will be available at: https://services.choruscall.com/mediaframe/webcast.html?webcastid=8kRyaYdS

All materials, including the detailed investor presentation, will be available on the SmartRent website at investors.smartrent.com. Additionally, Fifth Wall Acquisition Corp. I has filed the investor presentation with the SEC as an exhibit to a Current Report on Form 8-K, which is available on the SEC’s website at www.sec.gov.

About SmartRent

Founded in 2017, SmartRent is an enterprise smart home technology platform for property managers and residents. The SmartRent solution is designed to provide property managers with seamless visibility and control over all their assets while delivering cost savings and additional revenue opportunities through all-in-one home control offerings for residents. For more information please visit smartrent.com.

About Fifth Wall Acquisition Corp. I

Fifth Wall Acquisition Corp. I is a newly formed blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Important Information for Investors and Stockholders

This document relates to the proposed merger involving Fifth Wall Acquisition Corp. I (“FWAA”) and SmartRent.com, Inc. (“SmartRent”). FWAA intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”), which will include a document that serves as a prospectus and proxy statement of FWAA, referred to as a proxy statement/prospectus, and each party will file other documents with the SEC regarding the proposed transaction. A definitive proxy statement/prospectus will also be sent to the stockholders of FWAA, seeking any required stockholder approvals. Investors and security holders of FWAA and SmartRent are urged to carefully read the entire proxy statement/prospectus, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by FWAA with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from FWAA upon written request to Fifth Wall Acquisition Corp. I, 6060 Center Drive, 10th Floor, Los Angeles, California 90045.

FWAA, SmartRent and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in favor of the approval of the merger and related matters. Information regarding FWAA’s directors and executive officers is contained in the section of FWAA’s Form S-1 titled “Management”, which was filed with the SEC on February 4, 2021. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

This document does not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This document also does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor will there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, FWAA’s and SmartRent’s expectations or predictions of future financial or business performance or conditions, SmartRent’s product roadmap, including the expected timing of new product releases, SmartRent’s plans to expand its product availability globally, the expected composition of the management team and board of directors following the transaction, the expected use of capital following the transaction, including SmartRent’s ability to accomplish the initiatives outlined above, the expected timing of the closing of the transaction and the expected cash balance of the combined company following the closing. Any forward-looking statements herein are based solely on the expectations or predictions of FWAA or SmartRent and do not express the expectations, predictions or opinions of Fifth Wall in any way. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or “continue” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in the section of FWAA’s Form S-1 titled “Risk Factors,” which was filed with the SEC on February 4, 2021. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are based on FWAA’s or SmartRent’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. However, there can be no assurance that the events, results, or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither FWAA nor SmartRent is under any obligation and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports, which FWAA has filed or will file from time to time with the SEC.

In addition to factors previously disclosed in FWAA’s reports filed with the SEC, including FWAA’s most recent reports on Form 8-K and all attachments thereto, which are available, free of charge, at the SEC’s website at www.sec.gov, and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: risks and uncertainties related to the inability of the parties to successfully or timely consummate the merger, including the risk that any required regulatory approvals or stockholder approvals of FWAA or SmartRent are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the merger is not obtained, failure to realize the anticipated benefits of the merger, risks related to SmartRent’s ability to execute on its business strategy, attract and retain users, develop new offerings, enhance existing offerings, compete effectively, and manage growth and costs, the duration and global impact of COVID-19, the possibility that FWAA or SmartRent may be adversely affected by other economic, business and/or competitive factors, the number of redemption requests made by FWAA’s public stockholders, the ability of SmartRent and the combined company to leverage Fifth Wall’s limited partner and other commercial relationships to grow SmartRent’s customer base (which is not the subject of any legally binding obligation on the part of Fifth Wall or any of its partners or representatives), the ability of SmartRent and the combined company to leverage its relationship with any other SmartRent investor (including investors in the proposed PIPE transaction) to grow SmartRent’s customer base, the ability of the combined company to meet Nasdaq’s listing standards (or the standards of any other securities exchange on which securities of the public entity are listed) following the merger, the inability to complete the private placement of common stock of FWAA to certain institutional accredited investors, the risk that the announcement and consummation of the transaction disrupts SmartRent’s current plans and operations, costs related to the transaction, changes in applicable laws or regulations, the outcome of any legal proceedings that may be instituted against FWAA, SmartRent, or any of their respective directors or officers, following the announcement of the transaction, the ability of FWAA or the combined company to issue equity or equity-linked securities in connection with the proposed merger or in the future, the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments; and those factors discussed in documents of FWAA filed, or to be filed, with the SEC.

Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in FWAA’s most recent reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov, and will also be provided in FWAA’s proxy statement/prospectus, when available. Any financial projections in this document are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond FWAA’s and SmartRent’s control. While all projections are necessarily speculative, FWAA and SmartRent believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this document should not be regarded as an indication that FWAA and SmartRent, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers (including projected revenue derived from committed units) are used for illustrative purposes only, are not forecasts, and may not reflect actual results. Presentation of historical 0% customer churn (which occurs when an existing customer removes SmartRent installed units) is illustrative only, and is not intended to be predictive of future churn, particularly as business continues to grow. When used herein, the term “committed units” includes both (i) units that are subject to binding purchase orders from customers and (ii) units that existing customers who are parties to a SmartRent master services agreement have informed SmartRent that they intend to order.

This document is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in FWAA and is not intended to form the basis of an investment decision in FWAA. All subsequent written and oral forward-looking statements concerning FWAA and SmartRent, the proposed transaction, or other matters and attributable to FWAA and SmartRent or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Important Information About Fifth Wall

In these materials (including any accompanying video or audio materials), references to “Fifth Wall” and “Fifth Wall Group” generally refer to Fifth Wall Asset Management, LLC, and Fifth Wall Ventures Management, LLC, collectively with their affiliates and any investment funds, investment vehicles or accounts managed or advised by any of the foregoing (each such fund, vehicle or account, a “Fifth Wall Fund”). FWAA is sponsored by Fifth Wall Acquisition Sponsor, LLC (the “FWAA Sponsor”), which is an affiliate of Fifth Wall. However, FWAA is an independent publicly-traded company, and not a member of Fifth Wall or the Fifth Wall Group. Fifth Wall has not and is not providing investment advice to any person in connection with the matters contemplated herein, including FWAA, FWAA Sponsor or SmartRent. A fund managed by Fifth Wall currently holds a minority stake of less than 5% in SmartRent.

Except for certain limited obligations of the FWAA Sponsor related to the disposition of its founder shares in FWAA, Fifth Wall in not a party to the proposed transaction agreements between FWAA and SmartRent or related transactions. Neither Fifth Wall, nor any of its partners, employees or other representatives will have at any time any legal obligation or commitment to any person (including SmartRent) to promote, advertise, market, or support the products, services, business or operations of SmartRent or the combined company. Fifth Wall’s position following consummation of the proposed merger will be that of an investor in the combined company until such time as Fifth Wall may, subject to its contractual obligations, dispose of its shares in the combined company.

This material is neither an offer to sell nor a solicitation of an offer to buy any security in any Fifth Wall Fund, and may not be used or relied upon in connection with any offer or solicitation. A private offering of interests in a Fifth Wall Fund may only be made by such Fifth Wall Fund pursuant to the offering documents for such Fifth Wall Fund, which will contain additional information about the investment objectives, terms, and conditions of an investment in such Fifth Wall Fund and also contain tax information and risk disclosures that are important to any investment decision regarding such Fifth Wall Fund. The information contained in this material is superseded by, and is qualified in its entirety by reference to, such offering documents. This communication is intended only for persons resident in jurisdictions where the distribution or availability of this communication would not be contrary to applicable laws or regulations.

Past performance or activities are not necessarily indicative of future results, and there can be no assurance that any Fifth Wall Fund will achieve results comparable to those presented herein, or that any Fifth Wall Fund will be able to implement its investment strategies or achieve its investment objectives. A Fifth Wall Fund's investment and applicable investment restrictions may differ from those historically employed by Fifth Wall, and economic conditions may differ materially from the conditions under which any other investment fund, investment vehicle or account managed or advised by Fifth Wall has previously invested. The investments, transactions and operational activities of Fifth Wall contained in this material, if any, are shown for illustrative purposes only of the types of investments, transactions and activities that have historically been undertaken by Fifth Wall, its affiliates and their respective officers, directors, partners, members, employees and/or advisors.

Use of Non-GAAP Financial Measures

This document may contain certain non-GAAP financial measures. SmartRent’s management and board of directors use certain non-GAAP measures to understand and evaluate SmartRent’s operating performance, to establish budgets, and to develop operational goals for managing its business, and they believe these measures also provide meaningful supplemental information to investors and others in understanding and evaluating SmartRent’s operating results and enhancing the overall understanding of its past performance and future prospects. These non-GAAP financial measures are not a substitute for GAAP measures and should be read in conjunction with SmartRent’s GAAP financial information.

Investor Contacts:

SmartRent@FTIConsulting.com

Media Contacts:

SmartRent@Inkhouse.com

Colleen Hsia / Rachel Rosenblatt

FTI Consulting

FWAA@fticonsulting.com

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